Exhibit 99.B(m)(3)(f)

SCHEDULE I

TO
DISTRIBUTION AND SERVICE PLAN
FOR
CLASS A SHARES OF
THE VICTORY PORTFOLIOS

DATED August 1, 2013

This Plan shall be adopted with respect to Class A Shares of the following series of The Victory Portfolios:

Fund		Rate*
1.	Balanced Fund	0.25%
2.	Diversified Stock Fund	0.25%
3.	Dividend Growth Fund	0.25%
4.	Emerging Markets Small Cap Fund	0.25%
5.	Established Value Fund	0.25%
6.	Fund for Income	0.25%
7.	Global Equity Fund	0.25%
8.	Integrity Mid-Cap Value Fund	0.25%
9.	Integrity Micro-Cap Equity Fund	0.25%
10.	Integrity Small-Cap Value Fund	0.25%
11.	Integrity Small/Mid-Cap Value Fund	0.25%
12.	International Fund	0.25%
13.	International Select Fund	0.25%
14.	Investment Grade Convertible Fund	0.25%
15.	Large Cap Growth Fund	0.25%
16.	Munder Emerging Markets Small-Cap Fund	0.25%
17.	Munder Growth Opportunities Fund	0.25%
18.	Munder Index 500 Fund	0.15%
19.	Munder International Fund-Core Equity	0.25%
20.	Munder International Small-Cap Fund	0.25%
21.	Munder Mid-Cap Core Growth Fund	0.25%
22.	Munder Small Cap Growth Fund	0.25%
23.	Munder Total Return Bond Fund	0.25%
24.	National Municipal Bond Fund	0.25%
25.	Ohio Municipal Bond Fund	0.25%
26.	Select Fund	0.25%
27.	Small Company Opportunity	0.25%
28.	Special Value Fund	0.25%

*                                         Expressed as a percentage per annum of the average daily net assets of each Fund attributed to its Class A Shares.

As of February 18, 2015

[Signature Page follows]

THE VICTORY PORTFOLIOS

By:	/s/ Christopher K. Dyer
	Name	Christopher K. Dyer
	Title	President

Accepted:

VICTORY CAPITAL ADVISERS, INC.

By:	/s/ Michael D. Policarpo
	Name	Michael D. Policarpo
	Title	CFO